SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: February 1, 2007

GTREX CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31974	13-4171971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Drive, Suite 202, Temecula, CA 92590

(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 587-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On February 1, 2007, the Company accepted the resignation from Gary Nerison as the Company’s Interim President and Interim Chief Executive Officer.  Effective February 1, 2007, to fill the vacancy by Mr. Nerison’s resignation, the Company appointed Ronald Lindsay as the Company’s Interim President.  Mr. Nerison will continue to serve as Chairman of the Board of Directors of the Company.  At this time, no one has been chosen to fill the vacancy of Chief Executive Officer left by the resignation of Mr. Nerison.

Biographical Information for Ronald Lindsay

Mr. Lindsay, age 46, has an extensive background and experience in the travel industry including working and consulting with several major airlines, owning and operating a corporate/leisure travel agency.  As president/director of Lead Strategic Consulting, Mr. Lindsay worked and consulted with travel suppliers and was responsible for the development and introduction of new educational communication concepts. As the owner of numerous travel agencies, Mr. Lindsay was responsible for all aspects of the business including management of key personnel and activities related to the expansion of the business. Mr. Lindsay has also extensively consulted in marketing operations in which he facilitated concept, development, production and execution of advertising campaigns, multimedia projects, sales strategy, production and promotions. Mr. Lindsay is co-founder (1998) and current president of GTREX Capital, Inc.’s wholly owned subsidiary, Global Travel Exchange. He has been instrumental in building key relationships within the travel market for Global Travel Exchange. Mr. Lindsay also is experienced in all aspects of travel infrastructure design and has vast knowledge of travel distribution systems. Mr. Lindsay studied engineering at the University of Florida and Hospitality/Business at Newbury College.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTREX CAPITAL, INC.

February 6, 2007	/s/ Ronald Lindsay
Date	Ronald Lindsay Interim President